Exhibit 99.1
Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800
                                                                  [MICREL LOGO]
Press Release

             Micrel Announces Increase in Share Repurchase Program

San Jose, CA August 30, 2004 - Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in power, connect and protect IC solutions reported today that its Board of Directors has approved a $50 million increase in the Company's share repurchase program. The action increases the Company's previously approved authorization to repurchase Micrel common stock from $25 million to $75 million, and extends the time period during which shares may be repurchased. Repurchased shares will be used to offset a portion of the dilution arising from the Company's obligations under its stock option plans, employee stock purchase plan and 401(k) plan.

       The Company stated that the repurchases may occur from time to time in the open market or in privately negotiated transactions through June 30, 2005. The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.

       Micrel had 91,525,059 shares of common stock outstanding as of July 30, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM
ACT OF 1995

       This release includes statements that qualify as forward-looking statements under the Private Securities Reform Act of 1995. Those statements include statements about the following topics: our expectations regarding the future repurchase of Micrel common stock. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the relative performance of the economy and the U.S. stock markets as a whole, fluctuations in the market price of Micrel's common

Micrel Announces Increase in Share Repurchase Program
Page 2

stock and other market conditions, the difficulty of predicting our future cash needs, the nature of other investment opportunities available to the Company from time to time and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly
Report on Form 10-Q for the quarter ended June 30, 2004.   All forward-looking
statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

        Micrel, Inc. is an industry leader in power, connect and protect IC solutions. Micrel manufactures advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

       For further information, contact Richard Crowley at: Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit our website at http://www.micrel.com.



                                      ###